UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a‑101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZAGG Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 9, 2021

TO OUR STOCKHOLDERS:

On or about January 21, 2021, ZAGG Inc (“we” or “ZAGG”) commenced mailing to you a joint proxy statement/prospectus, dated January 21, 2021 (the “Proxy Statement”) relating to the special meeting of stockholders of ZAGG scheduled to be hosted on the internet through a live webcast at www.virtualshareholdermeeting.com/ZAGG2021SM, at 9:00 a.m. Mountain Standard Time (MST) on February 18, 2021 (the “Special Meeting”). At the Special Meeting, the ZAGG stockholders are being asked to consider and vote upon the following proposals, as more fully described in the Proxy Statement: (1) a proposal to adopt the Agreement and Plan of Merger, dated December 10, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among ZAGG, Zephyr Parent, Inc., a Delaware corporation (“Parent”), and Zephyr Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are indirectly controlled by Evercel, Inc., a Delaware corporation, and its co-investors (collectively, the “Evercel Group”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ZAGG (the “Merger”), with ZAGG continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent (the “Merger Proposal”); (2) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes received to approve the Merger Proposal; and (3) a proposal to approve, on a non‑binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into ZAGG, with ZAGG continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. ZAGG common stock will be de-listed from the Nasdaq Stock Market, LLC and be de‑registered under the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable following the effective time of the Merger and, at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” on page 30 of the Proxy Statement. Holders of shares of ZAGG common stock that have not voted in favor of the Merger, have properly demanded appraisal rights for such shares in accordance with Section 262 of the Delaware General Corporation Law, as amended (the “DGCL”), and have complied in all respects with Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) shall instead only be entitled to receive the “fair value” of such Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law.

To better understand the Merger Agreement, you should carefully read the definitive additional materials on Schedule 14A, including Exhibit A hereto, and the Proxy Statement and its annexes, as well as those documents incorporated by reference into the Proxy Statement and any additional documents to which we refer you.

The Proxy Statement is amended and supplemented by, and should be read as part of and in conjunction with, the information set forth in this Schedule 14A. Capitalized terms used in this Schedule 14A but not otherwise defined herein have the meanings ascribed to those terms in the Proxy Statement. Nothing in this Schedule 14A shall be deemed admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

As discussed in the Proxy Statement, the ZAGG board of directors has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of ZAGG and its stockholders and recommended that ZAGG stockholders vote: “FOR” the Merger Proposal; “FOR” the Adjournment Proposal; and “FOR” the Compensation Proposal.

EXHIBIT A

SUPPLEMENT TO PROXY STATEMENT

This supplemental information should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. As noted above, nothing in this Schedule 14A shall be deemed admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement. The additional disclosures are as follows:

1. Background of the Merger

Reference is made to the section of the Proxy Statement entitled “Background of the Merger” beginning on page 31 of the Proxy Statement.

The following paragraph on Page 41 of the Proxy Statement is supplemented by the addition of the text highlighted in bold below:

On December 10, 2020, Latham & Watkins sent to counsel to Evercel revised drafts of the proposed merger agreement, which included changes to the provision regarding the proposed outside date. As described under “The Merger Agreement,” pursuant to the Merger Agreement, the Company waived all standstills and therefore no party is prevented from making a bid.

2. Opinion of BofA Securities, Inc.

Reference is made to the section of the Proxy Statement entitled “Opinion of BofA Securities, Inc.” beginning on page 47 of the Proxy Statement.

The following paragraph on Page 50 of the Proxy Statement is supplemented by the addition of the text highlighted in bold below:

Based on BofA Securities’ review of the enterprise values to EBITDA multiples for the selected companies and ZAGG and on its professional judgment and experience, BofA Securities applied a 2020E EV / EBITDA multiple reference range of 2.30x to 3.90x to ZAGG management’s estimates of calendar year 2020 EBITDA, adjusted by the management of ZAGG for certain one-time items (‘‘Adjusted EBITDA’’), as reflected in the Company Projections, and a 2021E EV / EBITDA multiple reference range of 3.70x to 7.30x to ZAGG management’s estimates of calendar year 2021 Adjusted EBITDA as reflected in the Company Projections to calculate ranges of implied enterprise values for ZAGG. BofA Securities then calculated implied equity value reference ranges per share of ZAGG common stock(rounded to the nearest $0.05) by subtracting from the resulting ranges of implied enterprise values it calculated an estimate of the net debt of ZAGG of $66 million as of December 31, 2020 (calculated as debt, less cash, less the amount of the PPP Loan that management of ZAGG expected to be forgiven, discounted to present value, as of December 31, 2020, using a one-year Treasury Bill rate of 0.1%), as provided by the management of ZAGG, and dividing the result by approximately 31.6 million, the number of fully diluted-shares of ZAGG common stock outstanding as of October 20, 2020 (calculated on a treasury stock method basis, based on information provided by the management of ZAGG).

The following paragraph on Page 51 of the Proxy Statement is supplemented by the addition of the text highlighted in bold below:

Based on BofA Securities’ review of the enterprise values to LTM EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to LTM EBITDA multiple reference range of 9.40x to 11.40x to ZAGG management’s estimates of Adjusted EBITDA for the twelve-month period ended September 30, 2020, as reflected in the Company Projections, to calculate a range of implied enterprise values for ZAGG. BofA Securities then calculated an implied equity value reference range per share of ZAGG common stock (rounded to the nearest $0.05) by subtracting from this range of implied enterprise values an estimate of the net debt of ZAGG of $66 million as of December 31, 2020 (calculated as debt, less cash, less the amount of the PPP Loan that management of ZAGG expected to be forgiven, discounted to present value, as of December 31, 2020, using a one-year Treasury Bill rate of 0.1%), as provided by the management of ZAGG, and dividing the result by approximately 31.6 million, the number of fully-diluted shares of ZAGG common stock outstanding as of October 20, 2020 (calculated on a treasury stock method basis, based on information provided by the management of ZAGG).

The following paragraph on Page 52 of the Proxy Statement is supplemented by the addition of the text highlighted in bold below:

BofA Securities performed a discounted cash flow analysis of ZAGG to calculate a range of implied present values per share of ZAGG common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows ZAGG was expected to generate over the period from January 1, 2021 through December 31, 2024 based on the Company Projections. BofA Securities calculated terminal values for ZAGG by applying a range of assumed perpetuity growth rates of negative 1.0% to 1.0% based on BofA Securities’ professional judgment and experience, to the terminal year cash flows. The cash flows and the terminal values were then discounted to present value as of December 31, 2020, utilizing the 3/4-year discounting convention, and using discount rates ranging from 10.00% to 12.50%, which were based on an estimate of ZAGG’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated implied equity value reference ranges per share of ZAGG common stock (rounded to the nearest $0.05) by deducting from this range of present values ZAGG’s projected net debt of $66 million as of December 31, 2020 (calculated as debt, less cash, less the amount of the PPP Loan that management of ZAGG expected to be forgiven of $7.7 million, discounted to present value, as of December 31, 2020, using a one-year Treasury Bill rate of 0.1%), as provided by ZAGG management and dividing the result by approximately 31.6 million, the number of fully-diluted shares of ZAGG common stock outstanding as of October 20, 2020 (calculated on a treasury stock method basis, based on information provided by the management of ZAGG).

The following paragraph on Page 52 of the Proxy Statement is supplemented by the addition of the text highlighted in bold below:

BofA Securities reviewed certain publicly available equity research analyst price targets from two Wall Street equity research analysts for the shares of ZAGG common stock available as of December 9, 2020, and noted that the range of such price targets (discounted by one year at ZAGG’s mid-point cost of equity of 13.4%) was $7.05 to $8.80.

The following paragraph on Page 53 of the Proxy Statement is supplemented by the addition of the text highlighted in bold below:

ZAGG has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee of approximately $3,750,008, $1,000,000 of which was payable upon delivery of its opinion and the remainder of which is contingent upon consummation of the Merger. ZAGG also has agreed to reimburse BofA Securities for certain expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, arising out of BofA Securities’ engagement. From January 1, 2019 to December 31, 2020 (the approximate two-year period prior to the date of BofA Securities’ opinion rendered on December 10, 2020), BofA Securities and its affiliates received less than $1 million in the aggregate from each of ZAGG and Parent for corporate, commercial and investment banking services unrelated to the Merger.

3. Certain Financial Projections

Reference is made to the section of the Proxy Statement entitled “Certain Financial Projections” beginning on page 53 of the Proxy Statement.

The following table on page 54 and 55 of the Proxy Statement is supplemented by the addition of the column highlighted in bold below:

Company Projections

(Dollars in millions, except per share data)
(Shares in thousands)	2020	2021	2022	2023	2024	Terminal Year
Net Sales	$464.3	$485.2	$504.6	$517.2	$530.1	$530.1
Gross Margin	$108.2	$162.2	$162.5	$165.5	$169.1	$—
% of Sales	23.3%	33.4%	32.2%	32.0%	31.9%	—
Operating Expenses	$153.1	$139.0	$140.8	$141.7	$142.1	$—
% of Sales	33.0%	28.7%	27.9%	27.4%	26.8%	—
Operating Income	$(44.9)	$23.2	$21.7	$23.8	$27.0	$—
% of Sales	-9.7%	4.8%	4.3%	4.6%	5.4%	—
Other Income / (Expense)	$(3.2)	$(3.3)	$(2.8)	$(2.0)	$(2.0)	$—
Pretax Income	$(48.1)	$19.9	$18.9	$21.8	$25.0	$—
Income Tax	$(11.0)	$4.6	$4.3	$5.0	$5.8	$—
Tax Rate	22.8%	23.0%	23.0%	23.0%	23.0%	—
Net Income	$(37.1)	$15.3	$14.6	$16.8	$19.3	$—
Diluted Shares Outstanding	30,130	30,130	30,130	30,130	30,130	—
Diluted Earnings Per Share	$(1.24)	$0.51	$0.48	$0.56	$0.64	$—
Adjusted EBITDA(1)	$50.4	$47.0	$43.7	$44.9	$46.8	$46.8
Adjusted EBITDA%(2)	10.8%	9.7%	8.7%	8.7%	8.8%	—
One-Time Benefits/Expenses
P&L Impact of Duty Refunds(3)	$(1.7)	$(5.5)	$—	$—	$—	$—
P&L Impact of Duty Exemptions(4)	$(5.5)	$—	$—	$—	$—	$—
SEC Investigation Expenses(5)	$0.7	$—	$—	$—	$—	$—
Adjusted EBITDA Excluding One-Time Benefits/Expenses	$43.9	$41.5	$43.7	$44.9	$46.8	$—
Adjusted EBITDA Excluding One-Time Benefits/Expenses%(6)	9.4%	8.6%	8.7%	8.7%	8.8%	—
Stock-Based Compensation		$(5)	$(6)	$(6)	$(6)	$—
Income Tax		$(5)	$(5)	$(5)	$(6)	$—
Change in Net Working Capital		$(9)	$(6)	$(5)	$(6)	$—
Capital Expenditures		$(8)	$(8)	$(9)	$(9)	$—
Unlevered Free Cash Flow(7)		$20	$19	$20	$20	$22

(1)
ZAGG defines Adjusted EBITDA as earnings before stock-based compensation expense, depreciation and amortization, other expense, net, transaction costs, BRAVEN employee retention bonus, former CFO retention bonus, inventory step-up amount in connection with the acquisition of HALO, severance expense, March 2020 inventory write-down, impairment of goodwill, loss on disposal of intangible assets and equipment (loss of discontinued brands, product lines, and related product tooling), adjustments to fair value of acquisition contingent consideration, and income tax provision (benefit).

(2)	Represents Adjusted EBITDA as a percentage of Net Sales.
(3)
Represents the net projected income statement benefit from an exemption received from the U.S. Trade Representative that provides ZAGG the ability to claim and receive refunds of certain duties paid from 2018 through 2020.

(4)
Represents the projected income statement benefit of an exemption received from the U.S. Trade Representative on duties for certain ZAGG products imported from China from August through December 2020. This exemption expires on December 31, 2020.

(5)	Represents a preliminary projection of 2020 expenses associated with the SEC Investigation.
(6)	Represents Adjusted EBITDA Excluding One-Time Benefits/Expenses as a percentage of Net Sales.
(7)	Represents Adjusted EBITDA less stock-based compensation, income taxes, change in net working capital and capital expenditures.

4. Interest of the Directors and Executive Officers of ZAGG in the Merger

Reference is made to the section of the Proxy Statement entitled “Interest of the Directors and Executive Officers of ZAGG in the Merger” beginning on page 56 of the Proxy Statement.

On page 58 of the Proxy Statement, after the paragraph beginning “Mr. Ahern and Mr. Smith...”, the following paragraph is added under a new header titled “Potential Conflicts of Interest”:

The Company’s Chairperson, Cheryl Larabee, was formerly the senior vice president and western U.S. regional manager of the corporate banking division at KeyBank, N.A. Ms. Larabee is no longer affiliated with KeyBank, N.A. and played no role in KeyBank, N.A.’s involvement in the financing of the Merger.

On page 58 of the Proxy Statement, after the paragraph beginning “The Merger Agreement provides that from the effective time…”, the following paragraph is added:

With respect to the future employment or board membership of ZAGG’s directors and officers following the closing of the Merger, none of Evercel’s proposals mentioned management retention or equity participation, and none of the management of ZAGG discussed those issues with Evercel prior to the execution of the Merger Agreement.

5. Litigation

Reference is made to the section of the Proxy Statement entitled “Litigation Relating to the Merger (Page 71)” on page 10 of the Proxy Statement.

On page 10 of the Proxy Statement, the paragraph beginning “Since the initial public announcement of the Merger...”, is deleted in its entirety and replaced by the text below, so that the paragraph now reads as follows:

Since the initial public announcement of the Merger on December 11, 2020, nine lawsuits have been filed by purported ZAGG stockholders in connection with the Merger, including two purported class actions. The complaints generally allege that the preliminary proxy statement filed by ZAGG in connection with the Merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Plaintiffs seek, among other things, to enjoin ZAGG from consummating the Merger, or in the alternative, rescission of the Merger and/or compensatory damages. One of the purported class action complaints also alleges breaches of fiduciary duty and additionally seeks declarative and equitable relief. For a more detailed description of such litigation relating to the Merger, see the section entitled ‘‘The Merger—Litigation Relating to the Merger.’’ ZAGG believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the merger may also be filed in the future.

Reference is made to the section of the Proxy Statement entitled “Litigation Relating to the Merger” on page 71 of the Proxy Statement.

On page 71 of the Proxy Statement, the paragraph beginning “Since the initial public announcement of the Merger...”, is deleted in its entirety and replaced by the text below, so that the paragraph now reads as follows:

Since the initial public announcement of the Merger on December 11, 2020, nine lawsuits have been filed by purported ZAGG stockholders in connection with the Merger. On January 8, 2021, a purported ZAGG stockholder filed a lawsuit against ZAGG and the Board alleging that the preliminary proxy statement filed by ZAGG in connection with the Merger contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned Stein v. ZAGG Inc, et al., Case 1:21-cv-00019 and is pending in the United States District Court for the District of Delaware. On January 12, 2021, another purported ZAGG stockholder filed a lawsuit against the same defendants asserting similar claims. That lawsuit is captioned Garcia v. ZAGG Inc, et al., Case 1:21-cv-00028 and is pending in the United States District Court for the District of Delaware. On January 14, 2021, a purported class action was filed against the same defendants asserting similar claims. That lawsuit is captioned Nikoughadem v. ZAGG Inc, et al., Case 1:21-cv-00358 and is pending in the United States District Court for the Southern District of New York. On January 21, 2021, another purported ZAGG stockholder filed a lawsuit against the same defendants asserting similar claims. That lawsuit is captioned Wurst v. ZAGG Inc, et al., Case 2:21-cv-00954 and is pending in the United States District Court for the District of New Jersey. On January 22, 2021, another purported ZAGG stockholder filed a lawsuit against the same defendants asserting similar claims. That lawsuit is captioned Hui v. ZAGG Inc, et al., Case 1:21-cv-00580 and is pending in the United States District Court for the Southern District of New York. On January 25, 2021, another purported ZAGG stockholder filed a lawsuit against the same defendants asserting similar claims. That lawsuit is captioned Strickland v. ZAGG Inc, et al., Case 1:21-cv-00631, in the United States District Court for the Southern District of New York; and on February 4, 2021, this purported ZAGG stockholder filed a notice of voluntary dismissal of this lawsuit. On January 26, 2021, two other purported ZAGG stockholders filed lawsuits against the same defendants asserting similar claims. Those lawsuits are captioned Elder v. ZAGG Inc, et al. Case 1:21-cv-00672 and Wilhelm v. ZAGG Inc, et al., Case 1:21-cv-00723 and are pending in the United States District Court for the Southern District of New York. On January 29, 2021, a purported class action was filed against the same defendants asserting similar claims. That lawsuit is captioned Rosa v. ZAGG Inc, et al., Case 1:21-cv-01415 and is pending in the United States District Court for the District of New Jersey.

On page 72 of the Proxy Statement, after the paragraph beginning “ZAGG believes that the allegations…”, the following paragraph is added:

On January 26, 2021, ZAGG received a demand letter (the “Sider Demand Letter”) from counsel for Omar Sider, an alleged record owner of ZAGG, pursuant to Section 220(b) of the DGCL, seeking to inspect certain Company records. On February 2, 2021, ZAGG responded to the Sider Demand Letter in writing. Discussions regarding the Sider Demand Letter remain ongoing. On February 7, 2021, ZAGG also received a demand letter (the “Bourgeois Demand Letter”) from counsel for Herman Bourgeois, an alleged record owner of ZAGG, pursuant to Section 220(b) of the DGCL, seeking to inspect certain Company records. ZAGG is in the process of responding to the Bourgeois Demand Letter.

Forward-Looking Statements

This Schedule 14A, and the documents to which we refer you in this Schedule 14A, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward‑looking” statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger and the timing thereof and the Company Projections (as defined below). Forward‑looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or other similar expressions, or the negative of these terms or comparable terminology. These statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those contained in any forward‑looking statement as a result of various factors, including, without limitation, uncertainties as to the satisfaction of closing conditions to the proposed merger, including timing and receipt of regulatory approvals, timing and receipt of approval by the shareholders of the Company, the respective parties’ performance of their obligations under the merger agreement relating to the proposed merger, and other factors affecting the execution of the transaction. There can be no assurance that the proposed merger will occur as currently contemplated, or at all, or that the expected benefits from the transaction will be realized on the timetable currently contemplated, or at all.

The foregoing factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) information contained under “Risk Factors” on page 26 of the Proxy Statement. A further description of risks and uncertainties relating to ZAGG can be found in our consolidated financial statements and notes thereto included in our filings with the SEC, including our Annual Report on Form 10‑K for the year ended December 31, 2019, the definitive proxy statement for our 2020 Annual Meeting of Stockholders and our recent Quarterly Reports on Form 10‑Q and Current Reports on Form 8‑K. See “Where You Can Find More Information” on page 99 of the Proxy Statement. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward‑looking statements.

Additional Information

In connection with the Special Meeting, the Company filed with the SEC the Proxy Statement. The Proxy Statement was mailed to the Company’s shareholders on or about January 21, 2021. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain a free copy of the Proxy Statement and other relevant documents filed by the Company with the SEC from the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC at the Company’s website at www.zagg.com, and the “SEC Filings” section therein. The Company and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the Merger. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Form 10-K for the year ended December 31, 2019. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Proxy Statement and other relevant materials filed by the Company with the SEC in connection with the Merger.